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THE LOEWEN GROUP INC.
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        (NYSE, TSE, ME: LWN)                                     NEWS


Investor contacts:                               Media Contact:
Paul Wagler, Senior Vice President, Finance      Dave Laundy, Vice President,
                                                 Corp. Communications
Chris Hunter, Director, Investor Relations       Tel: (604) 293-7857
The Loewen Group Inc.
Tel: (800) 347-7010



                              FOR IMMEDIATE RELEASE

                THE LOEWEN GROUP ANNOUNCES EXECUTIVE APPOINTMENTS


VANCOUVER, BC, November 5, 1997 -- Ray Loewen, Chairman and Chief Executive Officer of The Loewen Group Inc. announced today the appointment of two senior executives and the establishment of an Executive Committee to improve Loewen's competitive position, direct strategic initiatives and to manage its on-going dynamic growth.

Michael G. Weedon joins the Company as Executive Vice-President and Chief Administrative Officer and F. Andrew Scott assumes the position of Senior Vice-President, Corporate Development.

Both will sit on the Company's Executive Committee with Paul Wagler, Senior Vice-President and Chief Financial Officer and Larry Miller, Executive Vice-President, Operations with the mandate to implement the previously-announced program of strategic initiatives and the long-term growth strategy.

"I believe this executive team can significantly improve the profitability of our Company and substantially enhance shareholder value," said Mr. Loewen. "We have now assembled a group of senior executives with the broad range of experience to manage the Company's operations. The focus of this team will be to achieve cost efficiencies, ensure effective integration of field and administrative operations and make disciplined evaluations of acquisition opportunities."

The Company also announced the appointment of Tim Hogenkamp, formerly President and Chief Operating Officer, as Chairman of the Board of Loewen Group International Inc., the holding company of Loewen's U.S. operations. He will continue his active and key role in the Company's corporate development activities.


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Mr. Weedon has 20 years in senior management experience in large public and private corporations. Most recently, he was Executive Vice-President and Chief Operating Officer of Sherritt Inc. during a period of substantial improvement in the company's operating performance and a dramatic increase in shareholder value. Mr. Weedon holds a Masters degree in business administration from the University of Western Ontario.

Mr. Scott, a career investment banker formerly with CIBC Wood Gundy, has held senior management responsibilities with The Loewen Group since 1995. He has extensive background in acquisitions and corporate finance. He will be responsible for strategic evaluation of growing acquisition opportunities and the efficient implementation of the Company's acquisition program. Mr. Scott holds a Masters degree in business administration and an Honors degree in economics and computer sciences.

The Company also announced the resignation of Douglas McKinnon as Executive Vice-President.

The Company will issue its third quarter results on November 6 and, as previously announced, expects to report significantly lower than expected earnings from operations.

With corporate offices in Vancouver and Philadelphia, The Loewen Group Inc. is the second largest and fastest growing funeral home and cemetery operator in North America in terms of revenues and assets. The Company employs approximately 17,000 people and owns or operates more than 1,000 funeral homes and over 400 cemeteries across the United States and Canada. Over 90 per cent of the Company's revenue is derived from the United States.

The Loewen Group's website is located at http://www.loewengroup.com

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